Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

SCBT Financial Corporation

Columbia, South Carolina

We consent to the incorporation by reference in this Current Report on Form 8-K/A and in the registration statement(s) on Form S-8 (File Nos. 333-26029, 333-26031, 333-26033, 333-33092, 333-80047, 333-86922, 333-90014, 333-103707, 333-103708, 333-115919 and 333-182866) and on Form S-3 (File Nos. 333-172970 and 333-180325) of SCBT Financial Corporation of our report dated March 20, 2012, relating to our audit of the consolidated financial statements of The Savannah Bancorp, Inc. as of December 31, 2011 and for each of the three years in the period ended December 31, 2011, which appear in the Annual Report on Form 10-K.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia
February 26, 2013